Exhibit 3.1
FIRST AMENDMENT
TO
SECOND AMENDED AND RESTATED BYLAWS
OF
FLOTEK INDUSTRIES, INC.

This First Amendment (this “Amendment”) to the Second Amended and Restated Bylaws (the “Bylaws”) of Flotek Industries, Inc., a Delaware corporation (the “Company”), hereby amends the Bylaws in the following respects:

1.Article II, Section 1 of the Bylaws is hereby amended and restated in its entirety to read as follows:

Section 1. Place of Meetings. All meetings of the stockholders shall be held at the principal office of the Corporation, or at such other place within or without the State of Delaware as shall be specified or fixed in the notices (or waivers of notice) thereof. The Board of Directors may, in its sole discretion, determine that a meeting of the stockholders not be held at a place, but instead be held solely by means of remote communication in the manner and to the extent permitted by applicable law.

2.Article II, Section 2 of the Bylaws is hereby amended to add the following:

If authorized by the Board of Directors, in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may by means of remote communication, to the fullest extent permitted by applicable law: (a) participate in a meeting of stockholders, and (b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication.

3.Article II, Section 3 of the Bylaws is hereby amended and restated in its entirety to read as follows:

Section 3. Annual Meetings. An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be considered at the meeting, shall be held at such place, within or without the State of Delaware, or by means of remote communication, on such date, and at such time as the Board of Directors shall fix and set forth in the notice of the meeting. If the Board of Directors has not fixed a place for the holding of the annual meeting of stockholders in accordance with this Article II, Section 3, and has not determined that the annual meeting shall be by means of remote communication, such annual meeting shall be held at the principal place of business of the Corporation. The Corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

4.Article II, Section 6 of the Bylaws is hereby amended and restated in its entirety to read as follows:

Section 6. Notice of Meetings. Written notice stating the place, if any, means of remote communication, if any, day and hour of all meetings and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor

Exhibit 3.1
more than sixty (60) days prior to the date of the meeting, either personally, by mail, or by electronic transmission in accordance with applicable law, by or at the direction of the President, the Secretary or the officer or person calling the meeting, to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to have been given when addressed to the stockholder, at his address as it appears on the share transfer records of the Corporation, postage prepaid, and deposited in the United States mail. An affidavit of the Secretary, an Assistant Secretary or the transfer agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

5.Article II, Section 7 of the Bylaws is hereby amended and restated in its entirety to read as follows:

Section 7. Voting List. The Corporation shall prepare and make, at least ten (10) days prior to each meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each, which list, for a period often (10) days prior to such meeting, shall be kept on file at the registered office or principal place of business of the Corporation and shall be subject to inspection by any stockholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to inspection by any stockholder during the course of the meeting. If the meeting is held solely by means of remote communication, the list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by applicable law and the information required to access the list shall be provided to stockholders in accordance with applicable law. The original share transfer records shall be prima facie evidence as to the identity of those stockholders entitled to examine such voting list or transfer records or to vote at any meeting of stockholders. Failure to comply with the requirements of this Article II, Section 7 shall not affect the validity of any action taken at such meeting.

Except as set forth in this Amendment, the Bylaws of the Company remain in full force and effect.

This Amendment was duly approved and adopted by the Board of Directors of the Company on March 11, 2021.